Exhibit 99.01

Cadence Reports Q3 2011 Financial Results

SAN JOSE, Calif. — October 26, 2011 — Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced results for the third quarter of fiscal year 2011.

Cadence reported third quarter 2011 revenue of $292 million, compared to revenue of $238 million reported for the same period in 2010. On a GAAP basis, Cadence recognized net income of $28 million, or $0.10 per share on a diluted basis in the third quarter of 2011, compared to net income of $127 million, or $0.48 per share on a diluted basis in the same period in 2010. GAAP net income for the third quarter of 2010 included $148 million in income tax benefit related to the settlement of an Internal Revenue Service examination of Cadence’s federal income tax returns for the tax years 2000 through 2002.

Using Cadence’s non-GAAP measure, net income in the third quarter of 2011 was $37 million, or $0.14 per share on a diluted basis, as compared to net income of $11 million, or $0.04 per share on a diluted basis in the same period in 2010.

“Strong design activity in multiple market segments continues to drive demand for our products and solutions,” said Lip-Bu Tan, president and chief executive officer. “In response to customer requirements, we have established our readiness for 20-nanometer design and demonstrated product leadership for the design of SoCs using advanced multi-core processors.”

“Cadence again posted strong results as operating profitability continues to improve,” added Geoff Ribar, senior vice president and chief financial officer. “Given the risks in the world economy we looked at our prospective Q4 business very closely but still see good demand for products and services as reflected in our increased outlook.”

In addition to using GAAP results to evaluate Cadence’s business, management believes it is useful to measure results using a non-GAAP measure of net income, which excludes, as applicable, amortization of intangible assets, stock-based compensation expense, integration and acquisition-related costs including changes in the fair value of contingent consideration related to prior acquisitions, acquisition-related income tax benefits, income tax benefits related to the settlement of IRS examinations, shareholder litigation costs and charges, gains or losses and expenses or credits related to non-qualified deferred compensation plan assets, executive and other employee severance costs, restructuring charges and credits, amortization of discount on convertible notes, losses on extinguishment of debt, equity in losses or income from investments, write-down of investments, and gains or losses on the sale of investments. Non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. See “GAAP to non-GAAP Reconciliation” below for further information on the non-GAAP measure.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Business Outlook

For the fourth quarter of 2011, the company expects total revenue in the range of $295 million to $305 million. Fourth quarter GAAP net income per diluted share is expected to be in the range of $0.08 to $0.10. Net income per diluted share using the non-GAAP measure defined below is expected to be in the range of $0.14 to $0.16.

For 2011, the company expects total revenue in the range of $1,135 million to $1,145 million. On a GAAP basis, net income per diluted share for 2011 is expected to be in the range of $0.31 to $0.33. Using the non-GAAP measure defined below, net income per diluted share for 2011 is expected to be in the range of $0.48 to $0.50.

A schedule showing a reconciliation of the business outlook from GAAP net income and diluted net income per share to non-GAAP net income and diluted net income per share is included with this release.

Audio Webcast Scheduled

Lip-Bu Tan, Cadence’s president and chief executive officer, and Geoff Ribar, Cadence’s senior vice president and chief financial officer, will host a third quarter 2011 financial results audio webcast today, October 26, 2011, at 2 p.m. (Pacific) / 5 p.m. (Eastern). Attendees are asked to register at the website at least 10 minutes prior to the scheduled webcast. An archive of the webcast will be available starting October 26, 2011 at 5 p.m. (Pacific) and ending November 9, 2011 at 5 p.m. (Pacific). Webcast access is available at www.cadence.com/company/investor_relations.

About Cadence

Cadence enables global electronic design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence software, hardware, IP, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, California, with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company and its products and services is available at www.cadence.com.

Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

The statements contained above regarding Cadence’s third quarter 2011 results, as well as the information in the Business Outlook section and the statements by Lip-Bu Tan and Geoff Ribar include forward-looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control, including, among others: (i) Cadence’s ability to compete successfully in the electronic design automation product and the commercial electronic design and methodology services industries; (ii) the success of Cadence’s other efforts to improve operational efficiency and growth; (iii) the mix of products and services sold and the timing of significant orders for Cadence’s products, and its shift to a ratable license structure, which may result in changes in the mix of license types; (iv) change in customer demands, including the possibility that restructurings and other efforts to improve operational efficiency could result in delays in customers’ purchases of products and services; (v) economic and industry conditions in regions in which Cadence does business; (vi) fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; (vii) capital expenditure requirements, legislative or regulatory requirements, interest rates and Cadence’s ability to access capital and debt markets; (viii) the acquisition of other companies or technologies or the failure to successfully integrate and operate these companies or technologies Cadence acquires; (ix) the effects of restructurings and other efforts to improve operational efficiency on Cadence’s business, including its strategic and customer relationships, ability to retain key employees and stock prices; (x) events that affect the reserves or settlement assumptions Cadence may take from time to time with respect to accounts receivable, taxes, litigation or other matters; and (xi) the effects of any litigation or other proceedings to which Cadence is or may become a party.

For a detailed discussion of these and other cautionary statements related to Cadence’s business, please refer to Cadence’s filings with the Securities and Exchange Commission. These include Cadence’s Annual Report on Form 10-K for the year ended January 1, 2011, and Cadence’s future filings.

GAAP to non-GAAP Reconciliation

Cadence management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its product, maintenance and services business operations and certain costs of those operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is non-GAAP net income, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended, and is GAAP net income excluding, as applicable, amortization of intangible assets, stock-based compensation expense, integration and acquisition-related costs, including changes in the fair value of contingent consideration related to prior acquisitions, acquisition-related income tax benefits, income tax benefits related to the settlement of IRS examinations, shareholder litigation costs and charges, gains or losses and expenses or credits related to non-qualified deferred compensation plan assets, executive and other employee severance costs, restructuring charges and credits, amortization of discount on convertible notes, losses on extinguishment of debt, equity in losses or income from investments, write-down of investments and gains or losses on the sale of investments. Intangible assets consist primarily of purchased or licensed technology, backlog, patents, trademarks, distribution rights, customer contracts and related relationships and non-compete agreements. Non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability.

Cadence’s management believes it is useful in measuring Cadence’s operations to exclude amortization of intangible assets and integration and acquisition-related costs, including changes in the fair value of contingent consideration related to prior acquisitions, because these costs are primarily fixed at the time of an acquisition and generally cannot be changed by Cadence’s management in the short term. In addition, Cadence’s management believes it is useful to exclude stock-based compensation expense because such exclusion enhances investors’ ability to review Cadence’s business from the same perspective as Cadence’s management, which believes that stock-based compensation expense is based on many subjective inputs at a point in time and many of these inputs are not necessarily directly attributable to the underlying performance of Cadence’s business operations. Cadence’s management also believes it is useful to exclude costs and charges related to shareholder litigation because these costs and charges are not related to Cadence’s core business operations. Cadence’s management also believes that it is useful to exclude restructuring charges and credits. During the fourth quarter of 2010, Cadence commenced a restructuring program and expects to have paid substantially all termination benefits and costs by the fourth quarter of 2011. Cadence’s management believes that in measuring the company’s operations, it is useful to exclude any such restructuring charges and credits because exclusion of such charges and credits permits consistent evaluations of Cadence’s performance before and after such actions are taken. Cadence’s management also believes it is useful to exclude gains or losses and expenses or credits related to the non-qualified deferred compensation plan assets because these gains or losses and expenses or credits are not part of Cadence’s direct costs of operations, but reflect changes in the value of assets held in the non-qualified deferred compensation plan. Cadence’s management also believes it is useful to exclude executive and other employee severance costs as these costs do not occur frequently. Cadence’s management also believes it is useful to exclude the amortization of the discount on convertible notes because this incremental cost recorded as interest expense does not represent a cash obligation of the company and is not part of Cadence’s direct cost of operations. Finally,

Cadence’s management believes it is useful to exclude the equity in losses or income from investments, write-down of investments and gains or losses on the sale of investments because these items are not part of Cadence’s direct cost of operations. Rather, these are non-operating items that are included in other income or expense and are part of the company’s investment activities.

During the second quarter of 2011, Cadence’s non-GAAP net income also excluded the effect of an income tax benefit associated with Cadence’s effective settlement of an Internal Revenue Services, or IRS, examination of Cadence’s federal income tax returns for the tax years 2003 through 2005. During the third quarter of 2010, Cadence’s non-GAAP net income also excluded the effect of an income tax benefit associated with Cadence’s effective settlement of an IRS examination of Cadence’s federal income tax returns for the tax years 2000 through 2002. Cadence’s management believes it is useful to exclude the income tax benefits associated with these settlements because exclusion of such tax benefits permits consistent evaluations of Cadence’s performance. Cadence does not expect settlements resulting in income tax provisions or benefits of the magnitude recorded during the third quarter of 2010 to occur frequently.

During the second and fourth quarters of 2010, Cadence’s non-GAAP net income also excluded losses associated with its repurchase of a portion of its 1.375% Convertible Senior Notes Due December 15, 2011 and a portion of its 1.500% Convertible Senior Notes Due December 15, 2013. Cadence’s management believes it is useful to exclude the losses on the extinguishment of debt as the losses are not directly related to Cadence’s core business operations and similar transactions are not expected to occur frequently.

During the second quarter of 2011, Cadence’s non-GAAP net income also excluded the effect of an income tax benefit associated with an acquisition Cadence completed during the second quarter of 2011. During the second quarter of 2010, Cadence’s non-GAAP net income also excluded the effect of an income tax benefit associated with Cadence’s acquisition of Denali Software, Inc. Cadence’s management believes it is useful to exclude the tax benefits associated with these acquisitions because exclusion of such tax benefits permits consistent evaluations of Cadence’s performance. Cadence does not expect an acquisition-related income tax benefit of the magnitude recorded in the second quarter of 2010 to be recorded frequently.

Cadence’s management believes that non-GAAP net income provides useful supplemental information to Cadence’s management and investors regarding the performance of the company’s business operations and facilitates comparisons to the company’s historical operating results. Cadence’s management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for or superior to measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

The following tables reconcile the specific items excluded from GAAP net income and GAAP net income per diluted share in the calculation of non-GAAP net income and non-GAAP net income per diluted share for the periods shown below:

Net Income Reconciliation	Three Months Ended
	October 1, 2011	October 2, 2010
	(unaudited)
(in thousands)
Net income on a GAAP basis	$28,106	$126,753
Amortization of acquired intangibles	6,692	6,655
Stock-based compensation expense	11,891	12,010
Non-qualified deferred compensation expenses (credits)	229	(1,873)
Restructuring and other charges (credits)	(433)	(1,682)
Shareholder litigation costs	179	1,452
Executive and other employee severance costs	1,331	1,627
Integration and acquisition-related costs	766	5,322
Amortization of debt discount	6,697	6,291
Other income or expense related to investments and non-qualified deferred compensation plan assets*	(5,544)	1,834
Income tax benefit of IRS settlement	—	(148,302)
Income tax effect of non-GAAP adjustments	(12,619)	1,139

Net income on a non-GAAP basis	$37,295	$11,226

*	Includes, as applicable, equity in losses or income from investments, write-down of investments, gains or losses on sale of investments and gains or losses on non-qualified deferred compensation plan assets recorded in Other income (expense), net.

Diluted Net Income per Share Reconciliation	Three Months Ended
	October 1, 2011	October 2, 2010
	(unaudited)
(in thousands, except per share data)
Diluted net income per share on a GAAP basis	$0.10	$0.48
Amortization of acquired intangibles	0.03	0.03
Stock-based compensation expense	0.04	0.04
Non-qualified deferred compensation expenses (credits)	—	(0.01)
Restructuring and other charges (credits)	—	(0.01)
Shareholder litigation costs	—	0.01
Executive and other employee severance costs	0.01	0.01
Integration and acquisition-related costs	—	0.02
Amortization of debt discount	0.02	0.02
Other income or expense related to investments and non-qualified deferred compensation plan assets*	(0.02)	0.01
Income tax benefit of IRS settlement	—	(0.56)
Income tax effect of non-GAAP adjustments	(0.04)	—

Diluted net income per share on a non-GAAP basis	$0.14	$0.04

Shares used in calculation of diluted net income per share — GAAP**	270,741	263,302
Shares used in calculation of diluted net income per share — non-GAAP**	270,741	263,302

*	Includes, as applicable, equity in losses or income from investments, write-down of investments, gains or losses on sale of investments and gains or losses on non-qualified deferred compensation plan assets recorded in Other income (expense), net.
**	Shares used in the calculation of GAAP net income per share are expected to be the same as shares used in the calculation of non-GAAP net income per share, except when the company reports a GAAP net loss and non-GAAP net income, or GAAP net income and a non-GAAP net loss.

Investors are encouraged to look at the GAAP results as the best measure of financial performance. For example, amortization of intangibles is important to consider because it may represent an initial expenditure that under GAAP is reported across future fiscal periods. Likewise, stock-based compensation expense is an obligation of the company that should be considered. Restructuring charges can be triggered by acquisitions or product adjustments, as well as overall company performance within a given business environment. All of these metrics are important to financial performance generally.

Although Cadence’s management finds the non-GAAP measures useful in evaluating the performance of Cadence’s business, reliance on these measures is limited because items excluded from such measures often have a material effect on Cadence’s earnings and earnings per share calculated in accordance with GAAP. Therefore, Cadence’s management typically uses the non-GAAP earnings and earnings per share measures, in conjunction with the GAAP earnings and earnings per share measures, to address these limitations.

Cadence expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, Cadence may reiterate the business outlook published in this press release. At the same time, Cadence will keep this press release, including the business outlook, publicly available on its website.

Prior to the start of the Quiet Period (described below), the public may continue to rely on the business outlook contained herein as still being Cadence’s current expectations on matters covered unless Cadence publishes a notice stating otherwise.

Beginning December 16, 2011, Cadence will observe a Quiet Period during which the business outlook as provided in this press release and the company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q no longer constitute the company’s current expectations. During the Quiet Period, the business outlook in these documents should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to any update by the company. During the Quiet Period, Cadence’s representatives will not comment on Cadence’s business outlook, financial results or expectations. The Quiet Period will extend until the day when Cadence’s Fourth Quarter 2011 Earnings Release is published, which is currently scheduled for February 1, 2012.

For more information, please contact:

Investors and Shareholders

Alan Lindstrom

Cadence Design Systems, Inc.

408-944-7100

investor_relations@cadence.com

Media and Industry Analysts

Nancy Szymanski

Cadence Design Systems, Inc.

408-473-8382

publicrelations@cadence.com

# # #

Cadence Design Systems, Inc.

Condensed Consolidated Balance Sheets

October 1, 2011 and January 1, 2011

(In thousands)

(Unaudited)

	October 1, 2011	January 1, 2011
Current Assets:
Cash and cash equivalents	$696,101	$557,409
Short-term investments	2,959	12,715
Receivables, net of allowances of $65 and $7,604, respectively	152,433	191,893
Inventories	47,056	39,034
Prepaid expenses and other	59,910	78,355

Total current assets	958,459	879,406

Property, plant and equipment, net of accumulated depreciation of $650,786 and $648,676, respectively	259,940	285,115
Goodwill	192,153	158,893
Acquired intangibles, net of accumulated amortization of $84,725 and $105,158, respectively	180,045	179,198
Installment contract receivables	9,178	23,380
2015 notes hedges	179,658	130,211
Other assets	81,244	75,913

Total Assets	$1,860,677	$1,732,116

Current Liabilities:
Convertible notes	$148,530	$143,258
Accounts payable and accrued liabilities	140,422	216,864
Current portion of deferred revenue	360,580	337,426

Total current liabilities	649,532	697,548

Long-Term Liabilities:
Long-term portion of deferred revenue	88,039	85,400
Convertible notes	420,982	406,404
2015 notes embedded conversion derivative	179,658	130,211
Other long-term liabilities	145,870	135,899

Total long-term liabilities	834,549	757,914

Stockholders’ Equity	376,596	276,654

Total Liabilities and Stockholders’ Equity	$1,860,677	$1,732,116

Cadence Design Systems, Inc.

Condensed Consolidated Income Statements

For the Three and Nine Months Ended October 1, 2011 and October 2, 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Revenue:
Product	$163,966	$118,221	$463,723	$338,053
Services	29,102	23,945	86,384	75,123
Maintenance	99,389	95,768	291,722	273,760

Total revenue	292,457	237,934	841,829	686,936

Costs and Expenses:
Cost of product	18,185	10,757	52,453	23,172
Cost of services	20,410	19,102	61,101	62,583
Cost of maintenance	11,223	9,960	32,837	31,839
Marketing and sales	79,914	76,065	235,292	222,340
Research and development	103,154	97,275	303,721	278,585
General and administrative	24,041	25,081	68,720	64,973
Amortization of acquired intangibles	3,786	4,459	12,750	9,701
Restructuring and other charges (credits)	(433)	(1,682)	277	(3,073)

Total costs and expenses	260,280	241,017	767,151	690,120

Income (loss) from operations	32,177	(3,083)	74,678	(3,184)

Interest expense	(10,830)	(10,476)	(32,584)	(25,879)
Other income (expense), net	7,244	(2,907)	20,107	(33)

Income (loss) before provision (benefit) for income taxes	28,591	(16,466)	62,201	(29,096)

Provision (benefit) for income taxes	485	(143,219)	864	(192,671)

Net income	$28,106	$126,753	$61,337	$163,575

Basic net income per share	$0.11	$0.49	$0.23	$0.63

Diluted net income per share	$0.10	$0.48	$0.23	$0.62

Weighted average common shares outstanding - basic	264,723	258,606	263,149	261,122

Weighted average common shares outstanding - diluted	270,741	263,302	270,068	265,383

Cadence Design Systems, Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended October 1, 2011 and October 2, 2010

(In thousands)

(Unaudited)

	Nine Months Ended
	October 1, 2011	October 2, 2010
Cash and Cash Equivalents at Beginning of Period	$557,409	$569,115

Cash Flows from Operating Activities:
Net income	61,337	163,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,934	64,795
Amortization of debt discount and fees	22,068	18,331
Loss on extinguishment of debt	—	5,321
Stock-based compensation	31,589	32,817
Loss from equity method investments	104	105
Gain on investments, net	(19,324)	(5,133)
Gain on sale of property, plant and equipment	—	(799)
Write-down of investment securities	—	1,500
Non-cash restructuring and other charges	202	272
Impairment of property, plant and equipment	—	491
Deferred income taxes	(4,741)	(70,617)
Provisions (recoveries) for losses (gains) on trade and installment contract receivables	(6,596)	(13,339)
Other non-cash items	3,689	1,987
Changes in operating assets and liabilities, net of effect of acquired businesses:
Receivables	(8,906)	(44,422)
Installment contract receivables	72,635	97,818
Inventories	(9,767)	(16,005)
Prepaid expenses and other	19,718	(23,828)
Other assets	3,718	5,396
Accounts payable and accrued liabilities	(71,832)	3,308
Deferred revenue	20,245	45,229
Other long-term liabilities	(4,868)	(124,673)

Net cash provided by operating activities	178,205	142,129

Cash Flows from Investing Activities:
Proceeds from the sale of available-for-sale securities	9,588	—
Proceeds from the sale of long-term investments	4,824	10,276
Proceeds from the sale of property, plant and equipment	—	900
Purchases of property, plant and equipment	(17,703)	(28,940)
Purchases of software licenses	—	(2,706)
Investment in venture capital partnerships and equity investments	(608)	(3,000)
Cash paid in business combinations and asset acquisitions, net of cash acquired	(44,052)	(256,117)

Net cash used for investing activities	(47,951)	(279,587)

Cash Flows from Financing Activities:
Principal payments on receivable sale financing	(2,829)	(3,540)
Proceeds from issuance of 2015 Notes	—	350,000
Payment of 2011 Notes and 2013 Notes	—	(187,150)
Payment of 2015 Notes issuance costs	—	(10,419)
Purchase of 2015 Notes Hedges	—	(76,635)
Proceeds from termination of 2011 and 2013 Notes Hedges	—	280
Proceeds from sale of 2015 Warrants	—	37,450
Tax effect related to employee stock transactions allocated to equity	2,897	(9,624)
Proceeds from issuance of common stock	16,994	13,269
Stock received for payment of employee taxes on vesting of restricted stock	(9,926)	(5,875)
Purchases of treasury stock	—	(39,997)

Net cash provided by financing activities	7,136	67,759

Effect of exchange rate changes on cash and cash equivalents	1,302	9,619

Increase (decrease) in cash and cash equivalents	138,692	(60,080)

Cash and Cash Equivalents at End of Period	$696,101	$509,035

Cadence Design Systems, Inc.

As of October 26, 2011

Impact of Non-GAAP Adjustments on Forward Looking Diluted Net Income Per Share

(Unaudited)

	0000000000	0000000000
	Three Months Ending	Year Ending
	December 31, 2011	December 31, 2011
	Forecast	Forecast
Diluted net income per share on a GAAP basis	$0.08 to $0.10	$0.31 to $0.33

Amortization of acquired intangibles	0.03	0.10
Stock-based compensation expense	0.04	0.16
Non-qualified deferred compensation expenses	—	0.01
Shareholder litigation costs	—	—
Executive and other employee severance costs	—	0.01
Integration and acquisition-related costs	—	0.01
Amortization of debt discount	0.02	0.10
Other income or expense related to investments and non-qualified deferred compensation plan assets*	—	(0.07)
Acquisition-related income tax benefit	—	(0.02)
Income tax benefit of IRS settlement	—	(0.02)
Income tax effect of non-GAAP adjustments	(0.03)	(0.11)

Diluted net income per share on a non-GAAP basis	$0.14 to $0.16	$0.48 to $0.50

*	Includes, as applicable, equity in losses or income from investments, write-down of investments, gains or losses on sale of investments and gains or losses on non-qualified deferred compensation plan assets recorded in Other income (expense), net.

Cadence Design Systems, Inc.

As of October 26, 2011

Impact of Non-GAAP Adjustments on Forward Looking Net Income

(Unaudited)

	00000000000	00000000000
	Three Months Ending	Year Ending
	December 31, 2011	December 31, 2011
($ in Millions)	Forecast	Forecast
Net income on a GAAP basis	$21 to $27	$83 to $89

Amortization of acquired intangibles	7	27
Stock-based compensation expense	12	43
Non-qualified deferred compensation expenses	—	3
Shareholder litigation costs	—	1
Executive and other employee severance costs	—	3
Integration and acquisition-related costs	—	3
Amortization of debt discount	6	26
Other income or expense related to investments and non-qualified deferred compensation plan assets*	—	(19)
Acquisition-related income tax benefit	—	(5)
Income tax benefit of IRS settlement	—	(6)
Income tax effect of non-GAAP adjustments	(8)	(29)

Net income on a non-GAAP basis	$38 to $44	$130 to $136

*	Includes, as applicable, equity in losses or income from investments, write-down of investments, gains or losses on sale of investments and gains or losses on non-qualified deferred compensation plan assets recorded in Other income (expense), net.

Cadence Design Systems, Inc.

(Unaudited)

Revenue Mix by Geography (% of Total Revenue)

	2010					2011
GEOGRAPHY	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3
Americas	40%	46%	43%	45%	43%	44%	47%	44%
Europe	22%	23%	20%	23%	22%	21%	20%	21%
Japan	23%	14%	20%	14%	18%	19%	17%	18%
Asia	15%	17%	17%	18%	17%	16%	16%	17%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Revenue Mix by Product Group (% of Total Revenue)

	2010					2011
PRODUCT GROUP	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3
Functional Verification and Design IP	22%	26%	25%	22%	24%	28%	33%	30%
Digital IC Design	21%	21%	23%	26%	23%	24%	21%	22%
Custom IC Design	27%	26%	24%	27%	26%	20%	22%	23%
Design for Manufacturing	9%	6%	8%	7%	7%	8%	6%	6%
System Interconnect	9%	10%	10%	8%	9%	10%	8%	9%
Services & Other	12%	11%	10%	10%	11%	10%	10%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%

Note: Product Group total revenue includes Product + Maintenance